    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                         TRANSKARYOTIC THERAPIES, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

                          DELAWARE                                                     04-3027191
                (State or other jurisdiction                                        (I.R.S. Employer
             of incorporation or organization)                                    Identification No.)

                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 349-0200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                         RICHARD F SELDEN, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 349-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                             DAVID E. REDLICK, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                    AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO BE            TO BE           AGGREGATE PRICE    AGGREGATE OFFERING        AMOUNT OF
                 REGISTERED                       REGISTERED          PER SHARE(1)           PRICE(1)         REGISTRATION FEE
Common Stock, $0.01 par value per share.....       3,300,000             $49.66            $163,878,000            $45,558

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of our Common Stock on the Nasdaq National Market on November 4, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES OR ACCEPT AN OFFER TO BUY THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued November   , 1999

                                3,300,000 SHARES

                                      TKT
                         TRANSKARYOTIC THERAPIES, INC.

                                  COMMON STOCK

                             ---------------------

    This prospectus relates to resales of common stock we issued and sold to the selling stockholders listed on page 13. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All of the shares were acquired by the selling stockholders from TKT in a private placement we conducted in October 1999. We have agreed to pay certain expenses in connection with the shares and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

    Our common stock is traded on the Nasdaq National Market under the symbol "TKTX." On November 5, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $50.88 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                            ------------------------

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Our principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139 and our telephone number is (617) 349-0200.

                            ------------------------

                The date of this prospectus is November   , 1999

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
Who We Are..................................................      1

Risk Factors................................................      2

Special Note Regarding Forward-Looking Statements...........     11

Use of Proceeds.............................................     12

Selling Stockholders........................................     13

Plan of Distribution........................................     15

Legal Matters...............................................     17

Experts.....................................................     17

Where You Can Find More Information.........................     17

Incorporation of Certain Documents by Reference.............     17

                            ------------------------

    We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                   WHO WE ARE

    Transkaryotic Therapies, Inc. is a biopharmaceutical company developing products based on three technical platforms: Gene-Activated-TM- proteins, Niche Protein-TM- products, and Gene Therapy. We currently have three products in clinical development:

    - Gene-Activated-TM- erythropoietin, known as GA-EPO-TM-, our first Gene-Activated protein, in Phase III trials for the treatment of anemia;

    - Alpha-galactosidase A, or alpha-gal , a Niche Protein product, in Phase II trials for the treatment of Fabry disease; and

    - Factor VIII gene therapy in Phase I trials for the treatment of hemophilia A.

We intend to initiate clinical trials of two additional Gene-Activated proteins and one additional Niche Protein product over the next 12 months.

    Our commercialization strategy is designed to leverage the size and experience of corporate partners for certain products while building a small and efficient commercial infrastructure for others. Accordingly, we have entered into collaborations with Hoechst Marion Roussel, Inc. for our first two Gene-Activated protein products, Sumitomo Pharmaceuticals Co., Ltd., for alpha-gal in Japan, and Genetics Institute, Inc., for Factor VIII gene therapy in Europe. We intend to independently market our Niche Protein and Gene Therapy products, as well as a number of our Gene-Activated products.

    We were incorporated in Delaware in 1988. Our principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 349-0200.

    Transkaryotic-TM-, Transkaryotic Therapy-TM-, Niche Protein-TM-, GA-EPO-TM-, and Gene-Activated-TM- are our trademarks. Other trademarks used in this prospectus are the property of their respective owners.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, ALONG WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY ANY COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES AFFECTING US. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS. IF ANY OF THE FOLLOWING EVENTS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER, POSSIBLY MATERIALLY.

WE ARE A PARTY TO LITIGATION WITH AMGEN AND KIRIN-AMGEN INVOLVING GA-EPO-TM-

    We and HMRI, our collaborator, are defendants in a civil patent infringement lawsuit brought by Amgen, Inc. in the U.S. District Court for the District of Massachusetts. Amgen's complaint, which was filed in April 1997, alleged that GA-EPO and the processes for producing GA-EPO infringe certain of Amgen's U.S. patents. Amgen's complaint requested that we and HMRI be enjoined from making, using, or selling GA-EPO and that the District Court award Amgen monetary damages.

    In April 1998, the District Court granted our and HMRI's Motion for Summary Judgment of Non-Infringement in this case. The District Court based this decision on the fact that all of our and HMRI's GA-EPO related activities through that date had been conducted solely for uses reasonably related to the production of information for submission to the FDA as part of seeking regulatory approval to market GA-EPO. According to the District Court, these activities are not acts of patent infringement under the Waxman-Hatch Act. The District Court did not address the issue of whether our and HMRI's activities that were challenged by Amgen would infringe Amgen's patents in the future. The District Court ordered Amgen's remaining claim for declaratory judgment of future infringement administratively closed, subject to being reopened upon motion by either party for good cause shown.

    In June 1999, we and HMRI filed a motion to reopen the case with the District Court. The District Court granted this motion. In addition, in
July 1999, we commenced legal proceedings in the U.K. against Kirin-Amgen, Inc. seeking a declaration that a U.K. patent held by Kirin-Amgen will not be infringed by the sale of GA-EPO and that numerous claims of the U.K. patent are invalid.

    We can provide no assurance as to the outcome of either the U.S. or U.K. proceedings. A court decision in Amgen's or Kirin-Amgen's favor, including the issuance of an injunction against the making, using, or selling of GA-EPO by us and HMRI in the U.S. or the U.K., or any other conclusion of either litigation in a manner adverse to us and HMRI, would have a material adverse effect on our business, financial condition, and results of operations. Moreover, GA-EPO may be the subject of additional litigation.

    Pursuant to our agreements with HMRI, HMRI has assumed the cost of the Amgen and Kirin-Amgen litigations. We are required to reimburse HMRI for our share of litigation expenses from future royalties, if any, payable by HMRI from the sale of GA-EPO and in certain other circumstances.

WE MAY BE SUBJECT TO ADDITIONAL LITIGATION RELATING TO OUR INTELLECTUAL PROPERTY RIGHTS

    The biotechnology industry has been characterized by significant litigation and interference and other proceedings regarding patents, patent applications, and other intellectual property rights. In addition to the Amgen patent litigation described under "--We are a party to litigation with Amgen and Kirin-Amgen involving GA-EPO-TM-" and the patent interference described under "--We are involved and may become involved in patent litigation or other intellectual property proceedings relating to our Transkaryotic Therapy-TM-technology which could result in liability for damages or stop our development and commercialization efforts," we may become a party to additional patent litigation and other proceedings in the future.

    Certain of our competitors have filed patent applications and have been issued patents relating to certain methods of producing therapeutic proteins. We believe that the risk of our becoming involved in patent litigation is significant with respect to the therapeutic proteins that we anticipate producing.

    An adverse outcome in any patent litigation or other proceeding involving patents could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

    The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

    In addition, hearings have recently been held by Congress with respect to the Waxmam-Hatch Act. Under the safe harbor provisions of the Waxman-Hatch Act, activities conducted solely for uses reasonably related to the production of information for submission to the FDA as part of seeking regulatory approval to market a product are not acts of patent infringement. If legislation changing the safe harbor provisions of the Waxman-Hatch Act were introduced in Congress and enacted, competitors of ours that desire to bring U.S. patent infringement actions against us might be able to do so at an earlier time than under the existing law.

WE HAVE NOT GENERATED REVENUES FOR THE SALE OF PRODUCTS

    We are at an early stage of development. We have not generated revenues from the sale of products. We do not expect to derive any revenues from product sales until 2000, at the earliest. Each of our three product platforms involves new and rapidly evolving technologies. All of our potential products are in research, preclinical testing, or clinical development. We will need to conduct additional development efforts for all of these products prior to seeking regulatory approval. Preclinical and clinical data on the safety and efficacy of our potential products are limited. Our potential products may not be efficacious or may prove to have undesirable or unintended side effects, toxicities, or other characteristics that may prevent or limit commercial use.

IF OUR CLINICAL TRIALS ARE NOT SUCCESSFUL, WE WILL NOT BE ABLE TO DEVELOP AND COMMERCIALIZE ANY RELATED PRODUCTS

    In order to obtain regulatory approvals for the commercial sale of our potential products, we and our collaborators will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of the products. We may not be able to obtain authority from the FDA or other regulatory agencies to commence or complete these clinical trials.

    The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced stage clinical trials. Furthermore, we, one of our collaborators, or the FDA may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks, or for other reasons.

    The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, and the existence of competitive clinical trials. In particular, the patient population for some of our Niche Protein products is small. Delays in planned patient enrollment may result in increased costs and program delays.

    We and our collaborators may not be able successfully to complete any clinical trial of a potential product within any specified time period. In some cases, we may not be able to complete the trial at all. Moreover, clinical trials may not show any potential product to be safe or efficacious. Thus, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

    Our business, financial condition, or results of operations could be materially adversely affected if:

    - we or our collaborators are unable to complete a clinical trial of one of our potential products;

    - the results of any clinical trial are unfavorable; or

    - the time or cost of completing the trial exceeds our expectations.

WE MAY NOT OBTAIN GOVERNMENT APPROVALS; THE APPROVAL PROCESS IS COSTLY AND
LENGTHY

    The testing, manufacturing, labeling, advertising, promotion, export, and marketing, among other things, of our products are subject to extensive regulation by governmental authorities in the U.S. and other countries. The regulatory approval process to obtain market approval for a new biologic takes many years and requires the expenditure of substantial resources. We have had only limited experience in preparing applications and obtaining regulatory approvals.

    There can be no assurance that submission of an Investigational New Drug Application will result in FDA authorization to commence clinical trials, or that once clinical trials have begun, testing will be completed successfully within any specific time period, if at all, with respect to any of our products. Furthermore, we or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to unacceptable health risks. Once trials are complete and an application has been submitted, the FDA may deny a Biologics License Application if applicable regulatory criteria are not satisfied, may require additional testing or information, and/or may require postmarketing testing and surveillance to monitor the safety or efficacy of a product. The testing and approval process requires substantial time, effort, and financial resources. We can provide no assurance that any approval will be granted on a timely basis, if at all.

    Because gene therapy is a relatively new technology and products for gene therapy have not been extensively tested in humans, the regulatory requirements governing gene therapy products may be more uncertain than for other types of products. This uncertainty may cause delays in the regulatory process relating to our gene therapy products, including delays in our initiating clinical trials of these products. This uncertainty may also increase the cost of obtaining regulatory approvals of our gene therapy products.

    Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or the Biologics License Application holder.

    We will also be subject to a variety of foreign regulations governing clinical trials and the sale of its products. Whether or not we have obtained FDA approval, the comparable regulatory authorities of foreign countries must also approve a product prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval.

WE FACE SIGNIFICANT COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING, OR COMMERCIALIZING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO

    The biotechnology industry is highly competitive and characterized by rapid and significant technological change. Our competitors include pharmaceutical companies, biotechnology firms, universities, and other research institutions. Many of these competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities on technologies and products similar to or competitive with ours.

    We may be unable to develop technologies and products that are more clinically efficacious or cost-effective than products developed by our competitors. Even if we obtain marketing approval for our product candidates, many of our competitors have more extensive and established sales, marketing, and distribution capabilities than we do. Litigation with third parties, including our present litigation with Amgen, could delay our time to market for certain products and enable our competitors to more quickly and effectively penetrate certain markets.

    Under our gene activation program, we are developing fully human versions of proteins that are currently marketed. For instance, in the case of GA-EPO, erythropoietin is marketed by Amgen and Johnson & Johnson in the U.S.; F. Hoffmann-La Roche Ltd. (Boehringer Mannheim GmbH) and Johnson and Johnson (Janssen-Cilag) in Europe; and Sankyo Company Ltd., Chugai Pharmaceutical
Co., Ltd., and Kirin Brewery Co. in Japan.

    Many of the protein products against which our Gene-Activated protein products would compete have well-known brand names, have been promoted extensively, and have achieved market acceptance by third party payors, hospitals, physicians, and patients. Many of the companies that produce these protein products have patents covering the techniques used to produce these products, which have served as effective barriers to entry in the protein therapeutics market. As with Amgen and its erythropoietin product, these companies may seek to block our entry into the market by asserting that our Gene-Activated protein products infringe their patents. Many of these companies are also seeking to develop and commercialize new or potentially improved versions of their proteins.

    We believe that the primary competition with respect to our Niche Protein product program is from biotechnology and smaller pharmaceutical companies. In particular, we believe that our major competition with respect to Fabry disease and Gaucher disease is Genzyme Corporation. Genzyme is conducting late stage clinical trials of a protein product for the treatment of Fabry disease and has marketed a product for the treatment of Gaucher disease since 1991. Genzyme owns or controls issued patents related to the production of protein products to treat Fabry disease and Gaucher disease. The markets for some of our potential Niche Protein products are quite small. As a result, if competitive products exist, we may not be able successfully to commercialize our products.

    Our gene therapy system will have to compete with other gene therapy systems, as well as with conventional methods of treating targeted diseases and conditions. In addition, new non-gene therapy treatments may be developed in the future. A number of companies, including major biotechnology and pharmaceutical companies, as well as development stage companies, are actively involved in this field.

COMPETITORS' PRODUCTS MAY RECEIVE ORPHAN DRUG EXCLUSIVITY AND THEREBY PRECLUDE US FROM MARKETING OUR NICHE PROTEIN-TM- PRODUCTS AND WE MAY NOT BE ABLE TO OBTAIN ORPHAN DRUG EXCLUSIVITY FOR OUR NICHE PROTEIN-TM-PRODUCTS

    If a product which has an orphan drug designation from the FDA subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity, i.e., the FDA may not approve any other applications to market the same product for the same indication, except in limited circumstances, for a period of seven years. Obtaining orphan drug designations and orphan drug exclusivity for our Niche Protein products may be critical to our success in this area. We may not be able to obtain orphan drug designation or exclusivity for any of our potential products or be able to maintain such designation or exclusivity for any of these products. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not apply to our product.

    Our competitors may also seek orphan drug designations and obtain orphan drug exclusivity for products competitive with our products before we obtain marketing approval. We are aware that

Genzyme is conducting late stage clinical trials of a protein product for the treatment of Fabry disease for which it has an orphan drug designation. If Genzyme's Fabry disease product receives marketing approval before our Fabry disease product, it is likely that we would not be permitted to market our product in the U.S. unless our product is shown to be clinically superior to their product.

WE ARE DEPENDENT ON HMRI AND OTHER CORPORATE COLLABORATORS TO DEVELOP, CONDUCT CLINICAL TRIALS, OBTAIN REGULATORY APPROVALS FOR, AND MANUFACTURE, MARKET, AND SELL OUR PRINCIPAL PRODUCTS

    We are parties to collaborative agreements with third parties relating to certain of our principal products. We are relying on HMRI to develop, conduct clinical trials, obtain regulatory approvals for, and manufacture, market, and sell GA-EPO and a second, undisclosed Gene-Activated Protein, we refer to as GA-II; Sumitomo to develop and commercialize alpha-gal for Fabry disease in Japan and other Asian countries; and Genetics Institute to develop and commercialize Factor VIII gene therapy for hemophilia A in Europe. Our collaborators may not devote the resources necessary or may otherwise be unable to complete development and commercialization of these potential products. Our existing collaborations are subject to termination without cause on short notice under certain circumstances.

    Our existing collaborations and any future collaborative arrangements with third parties may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

    - our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us, which could affect our collaborative partners' commitment to the collaboration with us;

    - reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues, which will be based on a percentage of net sales by the collaborator;

    - our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business and financial communities; and

    - our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborator's commitment to us. Pharmaceutical companies have historically re-evaluated their development priorities following mergers and consolidations. This could occur following the closing of the pending merger between HMRI and Rhone-Poulenc SA, which is expected to occur by the end of 1999.

WE MAY NOT BE ABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES

    Our success will depend in large part on our ability to obtain patent protection for our processes and products in the U.S. and other countries. The patent situation in the field of biotechnology generally is highly uncertain and involves complex legal and scientific questions. We may not be issued patents relating to our technology. Even if issued, patents may be challenged, invalidated, or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the U.S. are maintained in secrecy until patents issue, third parties may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications.

    We may not hold proprietary rights to certain product patents, process patents, and use patents related to our products or their methods of manufacture. In some cases, these patents may be owned or controlled by third parties. As a result, we may be required to obtain licenses under third party patents to market certain of our potential products. If licenses are not available to us on acceptable terms, we will not be able to market these products.

    We also rely upon unpatented proprietary technology, processes, and know-how. We seek to protect this information in part by confidentiality agreements with our employees, consultants, and other third party contractors. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

WE MAY LOSE IMPORTANT LICENSE RIGHTS IN SOME CIRCUMSTANCES

    We are a party to a number of patent licenses that are important to our business and expect to enter into additional patent licenses in the future. These licenses impose various commercialization, sublicensing, royalty, insurance, and other obligations on us. If we fail to comply with these obligations, the licensor will have the right to terminate the license.

WE ARE INVOLVED AND MAY BECOME INVOLVED IN PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS RELATING TO OUR TRANSKARYOTIC THERAPY-TM-TECHNOLOGY WHICH COULD RESULT IN LIABILITY FOR DAMAGES OR STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

    We are a party to a proceeding before the U.S. Patent and Trademark Office to determine the patentability of our gene therapy technology. The participants in the interference are TKT, Genetic Therapy, Inc., which is a wholly-owned subsidiary of Novartis AG, Syntex (U.S.A.), which is a wholly-owned subsidiary of Roche Holdings, Inc., and Somatix Therapy Corporation, which has been merged into Cell Genesys, Inc. This proceeding will also determine which of the parties first developed this technology. If the technology is patentable, the party that first developed the technology will be awarded the U.S. patent rights.

    The process to resolve an interference can take many years. We may not prevail in this interference. Even if we do prevail, the decision in this proceeding may not enable us meaningfully to protect our proprietary position in the field of EX VIVO gene therapy.

    If we do not prevail in this proceeding, a consent order issued by the Federal Trade Commission in March 1997 may be relevant to us. The Federal Trade Commission entered this consent order to resolve anti-competitive concerns raised by the merger of Ciba-Geigy Limited and Sandoz Limited into Novartis AG. As part of the consent order, the constituent entities of Novartis are required to provide all gene therapy researchers and developers with nonexclusive, royalty-bearing licenses to the Novartis patent which is involved in the interference proceeding described above. In addition, we have entered into an agreement with Cell Genesys under which we would be permitted to market our non-viral gene therapy products pursuant to a royalty-free license agreement if Cell Genesys wins the interference. Thus, we believe that we may only be materially adversely affected if Syntex prevails in this proceeding.

EVEN IF WE OBTAIN MARKETING APPROVAL, OUR PRODUCTS WILL BE SUBJECT TO ONGOING REGULATORY REVIEW

    If regulatory approval of a product is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow-up studies. As to products for which we obtain marketing approval, we, the manufacturer of the product if other than us, and the manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. The subsequent discovery of previously unknown problems with the product, manufacturer, or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

    If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.

THE MARKET MAY NOT BE RECEPTIVE TO OUR PRODUCTS UPON THEIR INTRODUCTION

    The commercial success of our products that are approved for marketing by the FDA and other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective, and safe. Each of our technology programs is new. As a result, it may be difficult for us to achieve market acceptance of our products, particularly for the first products for which we obtain marketing approval.

    Other factors that we believe will materially affect market acceptance of our products include:

    - the timing of the receipt of marketing approvals and the countries in which such approvals are obtained;

    - the safety and efficacy of the product as compared to competitive products; and

    - the cost-effectiveness of the product and the ability to receive third party reimbursement.

WE HAVE NOT BEEN PROFITABLE AND MAY REQUIRE ADDITIONAL FUNDING

    We have experienced significant operating losses since our inception in 1988. At September 30, 1999, we had an accumulated deficit of approximately $104.8 million. We expect that we will continue to incur substantial losses into 2001 and that our cumulative losses will increase until then as our research and development, sales and marketing, and manufacturing efforts expand. We expect that the losses that we incur will fluctuate from quarter to quarter and that these fluctuations may be substantial. To date, we have not received revenues from the sale of products.

    We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products, and to manufacture and market any products that are approved for commercial sale. Our future capital requirements will depend on many factors, including the following:

    - continued progress in our research and development programs, as well as the magnitude of these programs;

    - the scope and results of our clinical trials;

    - the time and costs involved in obtaining regulatory approvals;

    - the cost of manufacturing activities;

    - the cost of commercialization activities;

    - the cost of our additional facilities requirements;

    - our ability to establish and maintain collaborative arrangements;

    - the timing, receipt, and amount of milestone and other payments from collaborators;

    - the timing, receipt, and amount of sales and royalties from our potential products in the market;

    - the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other patent-related costs, including litigation costs and the costs of obtaining any required licenses to technologies; and

    - the cost of obtaining and maintaining licenses to use patented technologies.

    We may seek additional funding through collaborative arrangements and public or private financings. Additional financing may not be available to us on acceptable terms or at all.

    If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result. In addition, the terms of the financing may adversely affect the holdings or the rights of such stockholders. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our technologies, product candidates, or products which we would otherwise pursue on our own.

WE HAVE LIMITED MANUFACTURING CAPABILITIES AND WILL DEPEND ON THIRD PARTY MANUFACTURERS

    We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products, apply for regulatory approvals, and, ultimately, commercialize any products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities.

    We expect to manufacture certain of our products in our own manufacturing facilities. We will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

    We currently rely upon third parties to produce material for preclinical testing and clinical trial purposes. We expect to continue to do so in the future. We also expect to rely upon third parties for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. There are a limited number of such third party manufacturers capable of manufacturing for us. If we are unable to obtain or maintain contract manufacturing of these products, or to do so on commercially reasonable terms, we may not be able to complete development of these products or market them. To the extent that we enter into manufacturing arrangements with third parties, we are dependent upon these third parties to perform their obligations in a timely manner and in accordance with applicable government regulations.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE AND CAPABILITIES

    We have limited sales and marketing experience and capabilities. In order to market our products, we will need to develop this experience and these capabilities or rely upon third parties, such as our corporate collaborators, to perform these functions. If we rely on third parties to sell, market, or distribute our products, our success will be dependent upon the efforts of these third parties in performing these functions. In many instances, we may have little or no control over the activities of these third parties in selling, marketing, and distributing our products. If we choose to conduct these activities directly, as we plan to do with respect to some of our potential products, we may not be able to recruit and maintain an effective sales force.

OUR SUCCESS IS DEPENDENT UPON THE RETENTION AND HIRING OF KEY PERSONNEL

    Our success is highly dependent on the retention of principal members of our scientific and administrative staff. Furthermore, our future growth will require hiring a significant number of qualified scientific and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities, and there can be no assurance that we will be able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE PRODUCT LIABILITY INSURANCE

    Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing, and marketing of human therapeutic products. Although we have clinical trial liability insurance, we do not currently have any product liability insurance. We may not be able to obtain or maintain such insurance on acceptable terms or at all. Moreover, any insurance that we do obtain may not provide adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial condition. These liabilities could prevent or interfere with our product commercialization efforts.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT BY THIRD PARTY PAYORS FOR OUR FUTURE PRODUCTS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS IN CERTAIN MARKETS

    The availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control.

    Proposals have been considered periodically by the Health Care Financing Administration of the United States Department of Health and Human Services to reduce the reimbursement rate with respect to erythropoietin. Adoption by the Health Care Financing Administration of any such proposal might have an adverse effect on the pricing of GA-EPO.

    In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system. Further proposals are likely. The potential for adoption of these proposals may affect our ability to raise capital, obtain additional collaborative partners, and market our products.

    If we or our collaborators obtain marketing approvals for our products, we expect to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

OUR OFFICERS AND DIRECTORS EXERCISE SIGNIFICANT CONTROL OVER TKT

    Our executive officers, directors, and entities affiliated with them, in the aggregate, beneficially own approximately 24% of our outstanding common stock. These stockholders may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

    Provisions of our Certificate of Incorporation, our Bylaws, and Delaware law may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT

    The market price of our common stock, like that of the common stock of many other development stage biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by us or our competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by us, our financial results, and general market conditions may have a significant effect on the market price of our common stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions, or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause or actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholders.

    The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax, legal services, or other expenses incurred by the selling stockholders in disposing of their shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants, and blue sky fees and expenses.

                              SELLING STOCKHOLDERS

    We issued the shares of common stock covered by this prospectus in a private placement. None of the selling stockholders has held a position or office with, or has otherwise had a material relationship with us or any of our subsidiaries within the past three years. The following table sets forth, to our knowledge, certain information about the selling stockholders as of November 5, 1999.

                                                                                       NUMBER OF       PERCENTAGE
                                         NUMBER OF                                     SHARES OF       OF SHARES
                                         SHARES OF     PERCENTAGE OF                    COMMON           COMMON
                                           COMMON        SHARES OF      NUMBER OF        STOCK           STOCK
                                           STOCK           COMMON       SHARES OF    BENEFICIALLY     BENEFICIALLY
                                        BENEFICIALLY       STOCK         COMMON          OWNED           OWNED
                                           OWNED        BENEFICIALLY      STOCK          AFTER           AFTER
           NAME OF SELLING                PRIOR TO      OWNED PRIOR      OFFERED       OFFERING         OFFERING
             STOCKHOLDERS               OFFERING(1)    TO OFFERING(1)    HEREBY         (1)(2)           (1)(2)
--------------------------------------  ------------   --------------   ---------   ---------------   ------------
Barrie Ramsay Zesiger.................       3,000            *             3,000                0          *
Bay Star Capital(3)...................      75,000            *            75,000                0          *
City of Milford Pension & Retirement
  Fund................................      17,000            *            17,000                0          *
City of Stamford Firemen's Pension
  Fund................................      11,000            *            11,000                0          *
DCF Partners LP.......................      35,000            *            35,000                0          *
Dean Witter Foundation................       7,000            *             7,000                0          *
Deutsche
  Vermogensbild-ungsesellschaft.......     300,000          1.3%          300,000                0          *
Domenec J. Mizio......................       5,000            *             5,000                0          *
DWS Investment GmbH...................     170,000            *           100,000           70,000          *
Essex Investment Management (4).......     197,500            *           195,000            2,500          *
HBL Charitable Unitrust...............       2,000            *             2,000                0          *
Helen Hunt............................       2,000            *             2,000                0          *
Invesco (5)...........................     320,000          1.4%          320,000                0          *
Janus Global Life Sciences Fund.......     200,000            *           200,000                0          *
Jeanne L. Morency.....................       1,000            *             1,000                0          *
Marcaurd Cook & Cie. S.A..............      15,000            *            15,000                0          *
Metzler Investment GmbH...............      50,000            *            50,000                0          *
Murray Capital LLC....................       2,000            *             2,000                0          *
MVI Medical Ventures Investments
  Ltd.................................      25,000            *            13,000           12,000          *
NeoMed Fund...........................      24,000            *            10,000           14,000          *
New Horizons Fund.....................     150,000            *           150,000                0          *
Norwalk Employees' Pension Plan.......      13,000            *            13,000                0          *
Oppenheimer Enterprise Fund...........      70,000            *            70,000                0          *
Pictet & Cie..........................      75,000            *            75,000                0          *
Prudential Health Sciences Fund.......      61,700            *            25,000           36,700          *
Public Employee Retirement System of
  Idaho...............................      57,000            *            57,000                0          *
Roanoke College.......................       6,000            *             6,000                0          *
Small Cap World Fund, Inc.............     250,000          1.1%          250,000                0          *
State of Oregon PERS/ZCG..............     155,000            *           155,000                0          *
Susan Uris Halpem.....................       5,000            *             5,000                0          *
The Growth of America.................   1,000,000          4.4%        1,000,000                0          *
The Jennifer Altman Foundation........       5,000            *             5,000                0          *
Trellus Partners, L.P.................      30,000            *            30,000                0          *
Veritas SG Investment Trust GmbH......     140,500            *            87,000           53,500          *
Wells Family LLC......................       6,000            *             6,000                0          *
Wolfson Investment Partners LP........       3,000            *             3,000                0          *

------------------------

(1) Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The selling stockholder has sole voting power and investment power with respect to all shares listed as owned by the selling stockholder.

(2) We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholder after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

(3) Includes 50,000 shares owned by Bay Star Capital, LP and 25,000 shares owned by Bay Star International Ltd. The managing members of the general partner of Bay Star Capital, LP are also the managing members of the investment manager of Bay Star International Ltd..

(4) Includes 127,850 shares owned by Essex Performance Fund, Limited Partners and 57,150 shares owned by The New Discovery Fund Limited. The managing members of The New Discovery Fund Limited are also the managing members of the investment manager of Essex Performance Fund, Limited Partners.

(5) Includes 166,000 shares owned by Invesco Global Health Sciences Fund, 53,000 shares owned by AIM Global Health Sciences Class Fund, and 101,000 shares owned by AIM Global Health Sciences Fund. Invesco Funds Group is the investment advisor for all three funds.

                              PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

    The selling stockholders will act independently of TKT in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; and

    - in privately negotiated transactions.

    In connection with distributions of the shares or otherwise, the selling stockholders may:

    - enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

    - sell the shares short and redeliver the shares to close out such short positions;

    - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

    - pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

    In addition, the selling stockholders may sell any shares that qualify for sale pursuant to Rule 144 under Rule 144 rather than pursuant to this prospectus.

    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

    In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

    In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth:

    - the number of shares being offered;

    - the terms of the offering, including the name of any underwriter, dealer or agent;

    - the purchase price paid by any underwriter;

    - any discount, commission and other underwriter compensation;

    - any discount, commission or concession allowed or reallowed or paid to any dealer; and

    - the proposed selling price to the public.

    We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

    We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement, (ii) November 2, 2001 or (iii) such time as all of the shares covered by this prospectus can be sold within any given three-month period without regard to the trading volume of our common stock pursuant to Rule 144 promulgated under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been audited by Ernst & Young, LLP, independent accountants, as stated in their report dated February 5, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-3 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

    We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the shares covered by this prospectus.

    The following documents that we have filed with the SEC are incorporated herein by reference:

    - our Annual Report on Form 10-K for the year ended December 31, 1998;

    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

    - our Current Report on Form 8-K for November 5, 1999;

    - all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

    - the description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

    You may request a copy of these documents, at no cost, by writing to:

                    Transkaryotic Therapies, Inc.
                    195 Albany Street
                    Cambridge, Massachusetts 02139
                    Attention: Corporate Communications
                    Telephone: (617) 349-0200

                        [BACK COVER PAGE OF PROSPECTUS]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be incurred by us in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee........................................  $45,558
Accounting fees and expenses................................    5,000
Legal fees and expenses.....................................    5,000
Blue Sky expenses and counsel fees..........................    3,500
Printing and engraving expenses.............................    5,000
Miscellaneous expenses......................................    5,942
                                                              -------
Total expenses..............................................  $70,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VII of our Amended and Restated Certificate of Incorporation provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article VIII of our Restated Certificate of Incorporation provides that a director or officer of our company (a) shall be indemnified by us against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of our company) brought against him by virtue of his position as a director or officer of our company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and
(b) shall be indemnified by our company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of our company brought against him by virtue of his position as a director or officer of our company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

    Article VIII of our Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

    Article VIII, Section 8 of our By-Laws provides that we shall indemnify any and all of our directors or officers to the fullest extent permitted by the Delaware General Corporation Law.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16. LIST OF EXHIBITS.

4.1(1)                  Amended and Restated Certificate of Incorporation of our
                        company.
4.2(1)                  Amended and Restated By-Laws of our company.
4.3(2)                  Specimen stock certificate for shares of common stock of our company.
5                       Opinion of Hale and Dorr LLP.
23.1                    Consent of Hale and Dorr LLP, included in Exhibit 5 filed
                        herewith.
23.2                    Consent of Ernst & Young, LLP.
24                      Power of Attorney (See page II-4 of this Registration
                        Statement).

------------------------

(1) Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 1996.

(2) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-10845).

ITEM 17. UNDERTAKINGS.

    Our company, the undersigned registrant, hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the indemnification provisions described herein, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Transkaryotic Therapies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 5th day of November, 1999.

                                                       TRANSKARYOTIC THERAPIES, INC.

                                                       By:  /s/ RICHARD F SELDEN
                                                            -----------------------------------------
                                                            Richard F Selden
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Transkaryotic
Therapies, Inc., hereby severally constitute Richard F Selden, Daniel E. Geffken, and David E. Redlick, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Transkaryotic Therapies, Inc., to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                   TITLE                                DATE
---------                                   -----                                ----
/s/ RICHARD F SELDEN                        President, Chief Executive
----------------------------------            Officer, Treasurer and Director    November 5, 1999
Richard F Selden                              (Principal Executive Officer)

                                            Vice President, Finance and
/s/ DANIEL E. GEFFKEN                         Chief Financial Officer
----------------------------------            (Principal Financial and           November 5, 1999
Daniel E. Geffken                             Accounting Officer)

/s/ WILLIAM R. MILLER
----------------------------------          Director                             November 5, 1999
William R. Miller

/s/ RODMAN W. MOORHEAD, III
----------------------------------          Director                             November 5, 1999
Rodman W. Moorhead, III

/s/ JAMES E. THOMAS
----------------------------------          Director                             November 5, 1999
James E. Thomas